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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): June 30, 1998



                             COMPUTER CONCEPTS CORP.
             (Exact name of registrant as specified in its charter)



 Delaware                              0-20660                    11-2895590
(State or other jurisdiction   (Commission File Number)         (IRS Employer
   of incorporation)                                        Identification No.)




          80 Orville Drive,
          Bohemia, NY                                  11716
  (Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:   516  244-1500




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Item 2.   Acquisition or Disposition of Assets

(a) Software programs, technology, intellectual property and sales, marketing and advertising assets were acquired pursuant to an asset purchase transaction with Internet Tracking & Security Ventures ("ITSV") which closed on June 30, 1998. The acquired software programs are designed to assist the tens of millions of Internet users in the consumer market by providing non-computer literate parents or other users the ability to determine what materials their children or others have been accessing over the Internet. Pursuant to the acquisition terms, assets of ITSV were purchased for 1,900,000 restricted shares of the registrant's Common Stock and 1,000,000 shares of the Common Stock of registrant's subsidiary, Softworks, Inc. The shares of Common Stock of registrant are subject to certain sales restrictions. The registrant intends to market and sell the computer software and plans to promote sales through regional and national television and radio exposure. The acquisition was based in part upon the registrant's business judgment in conjunction with the recommendations of its Internet Strategy Committee. Prior to this transaction, there were no relationships between the registrant and ITSV, and none of its partners are affiliates, employees or related to the registrant.

     The acquisition will be accounted for as a purchase and a concurrent reduction in the registrant's ownership of Softworks, Inc., which is anticipated to result in a profit dependent on the valuation of the Softworks, Inc. shares. The foregoing is a summary of certain of the terms of the acquisition and related transactions and is qualified in its entirety by reference to the agreement filed as an exhibit to this Report.

 Item 7.  Financial  Statement and Exhibits

a) No financial statements are required to be filed in regard to this asset purchase.

b) No pro forma financial information is required to be filed in regard to this asset purchase.

c)   Exhibits
     10(a) Asset Purchase Agreement, dated June 30, 1998, between the Registrant and Internet Security & Tracking Ventures


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Computer Concepts Corp.

Date: July 15, 1998                  By: /s/ Daniel DelGiorno, Jr.
                                         Daniel Del Giorno, Jr.
                                         Chief Executive Officer

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                                  EXHIBIT INDEX

Exhibit                                                 Page
Number                                                 Number
-------                                                ------

10(a)  Asset Purchase Agreement, dated June 30,
       1998, between the Registrant and Internet
       Security & Tracking Ventures                       4